Exhibit 3.1

COMMONWEALTH OF PUERTO RICO

CERTIFICATE OF AMENDMENT AND RESTATEMENT

OF CERTIFICATE OF INCORPORATION

OF

EVERTEC, INC.

REGISTRY NUMBER: 206,131

EVERTEC, Inc., a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (the “Corporation”), does hereby certify as follows:

1. This Amended and Restated Certificate of Incorporation (this “Certificate”) was duly adopted by the board of directors (the “Board”) of the Corporation and the stockholders of the Corporation in accordance with the provisions of Article 8.02(b)(1) of the General Corporations Law of the Commonwealth of Puerto Rico of 2009 (the “General Corporations Law”) (14 L.P.R.A. §§ 3682(b)(1) and 3685).

2. This Certificate restates, integrates and further amends provisions of the original certificate of incorporation of the Corporation, which was filed with the Department of State of the Commonwealth of Puerto Rico on April 13, 2012 (as amended on September 19, 2012 and April 1, 2013, the “Original Certificate”).

3. Prior to the adoption of this Certificate, the board of directors of the Corporation caused the automatic conversion of each share of Class B Non-Voting Common Stock of the Corporation into one share of Class A Voting Common Stock of the Corporation (the “Old Common Stock”). Effective as of 9:00 a.m. Puerto Rico time on April 17, 2013 (the “Effective Time”), each share of Old Common Stock is hereby renamed “Common Stock”. Any certificate or certificates representing Old Common Stock (including, for the avoidance of doubt, any certificate representing Class A Voting Common Stock or Class B Non-Voting Common Stock ) shall, from and after the Effective Time, be deemed to represent the number of shares of Common Stock into which the shares of Old Common Stock have been renamed. Each holder of record of a certificate or certificates representing outstanding shares of Old Common Stock shall be entitled to receive upon surrender of such certificate or certificates to the Corporation for cancellation, a certificate or certificates representing the number of shares of Common Stock into which the shares of Old Common Stock have been renamed.

4. The text of the Original Certificate is hereby amended and restated to read in its entirety as follows:

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EVERTEC, INC.

THE duly elected BOARD OF DIRECTORS of the below named corporation, a corporation organized and existing under and in accordance with the General Corporations Law of the Commonwealth of Puerto Rico of 2009, as amended (the “General Corporations Law”), has duly adopted, with the express consent of the stockholders of the corporation as required by the provisions of Section 8.05 of the General Corporations Law (14 L.P.R.A. §3685), the following Amended and Restated Certificate of Incorporation (this “Certificate”) for such corporation:

ARTICLE I

NAME

The name of the corporation is EVERTEC, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The nature of the business of the corporation, to the extent permitted by applicable law, will be to invest, acquire, maintain, hold, re-invest, transact, sell, exchange, pledge, assign, transfer, convey, deal in shares, private or public, equity, participations and other interests in any entity, corporation, partnership, limited liability companies, limited liability partnerships, and other forms of legal entities, and any other lawful business authorized by the General Corporations Law and other applicable laws.

ARTICLE III

REGISTERED AGENT

The street address of the registered office of the Corporation in Puerto Rico is Carretera 176, Km. 1.3, Cupey Bajo, San Juan, Puerto Rico 00926, and the name of the Corporation’s initial resident agent at such address is EVERTEC, Inc.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock.

(a) The total number of shares of capital stock that the Corporation is authorized to issue is 208,000,000 shares, consisting of 206,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and, subject to Section 4.2 hereof, 2,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

(b) The number of authorized shares of any class or classes of stock of the Corporation may be increased or decreased (but not to less than the number of shares then outstanding) by (i) the affirmative vote of holders of a majority of the Common Stock of the Corporation entitled to vote and (ii) for so long as any Principal Stockholder’s Proportionate Percentage is at least 20%, the prior written consent of such Principal Stockholder. The powers, preferences and relative, participating, optional and other special rights of the respective classes of the Corporation’s capital stock or the holders thereof and the qualifications, limitations and restrictions thereof are set forth in this ARTICLE IV.

Section 4.2 Preferred Stock. Shares of Preferred Stock may be issued in one or more series from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors of the Corporation (the “Board”) and included in a certificate of designations (a “Preferred Stock Designation”), and, the Board is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions, provided that no such series of preferred may be authorized, and no such Shares of Preferred Stock may be issued, without the prior approval of the terms of the Preferred Stock Designation and of the terms of the issuance by at least one Director nominated by each Principal Stockholder whose Proportionate Percentage is 10% or more and who has the right to nominate a Director pursuant to Section 2 of the Stockholder Agreement.

Section 4.3 Common Stock. The terms of the Common Stock set forth below shall be subject to the express terms of any series of Preferred Stock.

(a) Voting Rights. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote on all matters properly submitted to a vote of the stockholders in accordance with the provisions of this Certificate and the Bylaws of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation).

(b) Dividends and Other Distributions. Dividends shall be paid in accordance with the General Corporations Law. Subject to the rights of the holders of Preferred Stock, if any, as provided in the General Corporations Law, this Certificate (as amended from time to time) or any resolution or resolutions approved thereon by the Board in connection with the issuance of Preferred Stock (any such resolution or resolution of the Board being subject to the prior approval of at least one Director nominated by each Principal Stockholder whose Proportionate Percentage is 10% or more and who has the right to nominate a Director pursuant to Section 2 of the Stockholder Agreement), the record holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and distributions.

(c) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, subject to the rights of holders of Preferred Stock, if any, in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

(d) Rights, Powers, Restrictions and Limitations. As required by the General Corporations Law, while the Corporation is entitled to issue more than one class of stock or more than one series of any class, any information consisting of the number of shares, voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and the qualifications, conditions, limitations or restrictions of such preferences and rights as approved by resolution or resolutions of the Board shall either be entered in full or summarized on the face or back of the certificate or certificates issued by the Corporation to represent such stock, or a statement shall be inserted therein to the effect that the Corporation will provide, without charge to each stockholder who so requests, a list of such powers, rights, designations and preferences, and the qualifications, conditions, limitations or restrictions thereof.

ARTICLE V

DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws of the Corporation (the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of (a) the General Corporations Law, (b) this Certificate, (c) any Bylaws adopted in accordance with this Certificate and (d) the Stockholder Agreement; provided, however, that, no Bylaws hereafter adopted shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Election, Removal and Replacement. Unless and except to the extent that the Bylaws shall so require, the election of Directors need not be by written ballot. Subject to applicable law, Directors shall be elected, removed and/or replaced in compliance with the provisions set forth in Section 2 of the Stockholder Agreement. This Section 5.2 may not be amended, modified or repealed without the prior written consent of each Principal Stockholder and Partial Rights Transferee entitled to nominate a Director pursuant to Section 2 of the Stockholder Agreement.

Section 5.3 Number of Directors. The Board shall consist of nine Directors.

ARTICLE VI

BYLAWS

The Bylaws may be adopted, amended, altered or repealed by the Board, subject to (a) any limitations that may be contained in such Bylaws (including, without limitation, Section 8.7 thereof) and (b) the prior written consent of each Principal Stockholder having been obtained for so long as such Principal Stockholder’s Proportionate Percentage is at least 10%. Any Bylaws so adopted by the Board may be amended, modified or repealed by the affirmative vote of the holders holding at least a majority of the Common Stock and entitled to vote thereon, subject to (i) any limitations that may be contained in such Bylaws (including, without limitation, Section 8.7 thereof) and (ii) the prior written consent of each Principal Stockholder having been obtained for so long as such Principal Stockholder’s Proportionate Percentage is at least 10%. For so long as a Principal Stockholder’s Proportionate Percentage is at least 10%, this ARTICLE VI may not be amended, modified or repealed without the prior written consent of such Principal Stockholders.

ARTICLE VII

CORPORATE OPPORTUNITIES

Section 7.1 If any (a) Director nominated by a Principal Stockholder or Partial Rights Transferee (other than a Management Director), (b) Principal Stockholder or Partial Rights Transferee, (c) Affiliate (other than the Corporation and its Subsidiaries) of any Person described in clause (b) of this Section 7.1 or (d) portfolio company (other than the Corporation and its Subsidiaries) of any Person described in clauses (b) or (c) of this Section 7.1 (i) acquires knowledge of a potential transaction or matter which may be an investment or business opportunity or prospective economic or competitive advantage in which the Corporation or any of its Subsidiaries could have an interest or expectancy (a “Competitive Opportunity”) or (ii) otherwise is then exploiting any Competitive Opportunity, neither the Corporation nor any of its Subsidiaries will have any interest in, or expectation that, such Competitive Opportunity be offered to it. Any such interest or expectation is hereby renounced so that each such Director, Principal Stockholder, Partial Rights Transferee, Affiliate or portfolio company shall (x) have no duty to communicate or present such Competitive Opportunity to the Corporation or any of its Subsidiaries and (y) have the right to either hold any such Competitive Opportunity for such Director’s, Principal Stockholder’s, Partial Rights Transferee’s, Affiliate’s or portfolio company’s own account and benefit or to recommend, assign or otherwise transfer such Competitive Opportunity to Persons other than the Corporation or any Subsidiary of the Corporation.

Section 7.2 Any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE VII.

Section 7.3 This ARTICLE VII may not be amended, modified or repealed (a) with respect to Apollo or any of its Affiliates or any of its or its Affiliates’ portfolio companies (other than the Corporation and its Subsidiaries), without the prior written consent of Apollo, (b) with respect to Popular or any of its Affiliates or any of its or its Affiliates’ portfolio companies (other than the Corporation and its Subsidiaries), without the prior written consent of Popular, (c) with respect to any Complete Rights Transferee or any of its Affiliates or any of its or its Affiliates’ portfolio companies (other than the Corporation and its Subsidiaries), without the prior written consent of such Complete Rights Transferee or (d) with respect to any Partial Rights Transferee or any of its Affiliates or any of its or its Affiliates’ portfolio companies (other than the Corporation and its Subsidiaries), without the prior written consent of such Partial Rights Transferee.

ARTICLE VIII

LIMITATION OF DIRECTOR LIABILITY;

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 8.1 Limitation of Director Liability. To the fullest extent that the General Corporations Law or any other law of Puerto Rico as the same exists or is hereafter amended permits the limitation or elimination of the liability of directors, no person who is or was a Director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporations Law or any other law of Puerto Rico as the same exists or is hereafter amended. Any repeal, modification or amendment of this Section 8.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.1, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of Directors and the Corporation does so) and shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by the General Corporations Law or any other applicable law of Puerto Rico, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was an incorporator, agent, resident agent, Director or officer of the Corporation or, while an incorporator, agent, resident agent, Director or officer of the Corporation, is or was serving at the request of the Corporation as an incorporator, resident agent, Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent, or in any other capacity while serving as a Director, officer, employee or agent, against all liability and loss suffered by such indemnitee and all expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) incurred in a reasonable manner by such indemnitee in connection with such proceeding if such indemnitee acted in good faith and in a manner such indemnitee deemed to be reasonable and consistent with the best interests of the Corporation and not opposed thereto, and with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such indemnitee (i) did not act in good faith and in a manner that such indemnitee deemed to be reasonable and consistent with the best interests of the Corporation and not opposed thereto, and (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that such indemnitee’s conduct was unlawful. The right to indemnification conferred by this Section 8.2 shall include the right to be paid by the Corporation for the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending, testifying or otherwise participating in any such proceeding in advance of its final disposition; provided, however, that, if the General Corporations Law requires, an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the indemnitee is not entitled to be indemnified for the expenses under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights, and such rights shall continue as to an indemnitee who has ceased to be an incorporator, agent, resident agent, Director or officer and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested Directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto) and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

(e) The Corporation hereby acknowledges that an indemnitee may have certain rights to indemnification, insurance and/or advancement of expenses provided by one or more Persons who employ such indemnitee or of which such indemnitee is a partner or member or with such Persons’ respective affiliated investment funds, managed funds and management companies, if applicable, or such Persons’ respective affiliates (collectively, the “Secondary Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort—meaning that, its obligations under this Section 8.2 are primary and any obligation of the Secondary Indemnitors to advance expenses and provide indemnification for the same expenses and liabilities incurred by any such indemnitee are secondary, (ii) that it shall be required to advance the full amount of expenses incurred by any such indemnitee and shall be liable for the full amount of any losses, claims, damages, liabilities and expenses (including, without limitation, attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) to the extent legally permitted and as required by this Certificate, the Bylaws or any other agreement between the Corporation and such indemnitee, without regard to any rights that such indemnitee may have against the Secondary Indemnitors and (iii) that it irrevocably waives, relinquishes and releases the Secondary Indemnitors from any and all claims that it has or may have against the Secondary Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Secondary Indemnitors shall affect the foregoing and that the Secondary Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of any such indemnitee against the Corporation. The Corporation and each indemnitee agree that Secondary Indemnitors are express third-party beneficiaries of this Section 8.2.

ARTICLE IX

STOCKHOLDER RIGHTS PLAN

Notwithstanding anything in this Certificate or the Stockholder Agreement to the contrary, the adoption of any stockholder rights plan, rights agreement or any other form of “poison pill” that is designed to or has the effect of making an acquisition of large holdings of the Corporation’s Common Stock more difficult or expensive (“Stockholder Rights Plan”) or the amendment of any such Stockholder Rights Plan that has the effect of extending the term of a Stockholder Rights Plan or any rights or options provided thereunder, shall require the affirmative vote of (i) a majority of the entire Board and (ii) for so long as any Principal Stockholder’s Proportionate Percentage is at least 5%, at least one Director nominated by such Principal Stockholder.

ARTICLE X

DURATION

This Certificate will become effective at 9:00 a.m. Puerto Rico time on April 17, 2013. The term of existence of the Corporation will be perpetual.

ARTICLE XI

SEVERABILITY

If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Certificate (including, without limitation, each portion of the paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Certificate (including, without limitation, each portion of the paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE XII

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate by (a) the affirmative vote of the stockholders holding at least a majority of the Common Stock then outstanding and entitled to vote and (b) for so long as any Principal Stockholder’s Proportionate Percentage is at least 20%, the written consent of such Principal Stockholder, in the case of any such amendment, alteration, change or repeal, subject to the limitations on amending, altering, changing and repealing contained in Section 5.2, ARTICLE VI, ARTICLE VII and ARTICLE XIII. All rights, preferences and privileges herein conferred upon stockholders, Directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this ARTICLE XII. Any Person purchasing or otherwise acquiring any interest in any shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE XII.

ARTICLE XIII

CONFLICT WITH STOCKHOLDER AGREEMENT

The Corporation is a party to the Stockholder Agreement and governed by the provisions thereof. Subject to applicable law, to the extent that the terms of this Certificate and the terms of the Stockholder Agreement are inconsistent, the terms of the Stockholder Agreement shall control. Neither this ARTICLE VII nor any reference in this Certificate to the Stockholder Agreement may be amended, modified or repealed without the prior written consent of each Principal Stockholder. Any Person purchasing or otherwise acquiring any interest in any shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE XIII and the Stockholder Agreement. The Corporation will, upon written request, furnish a copy of the Stockholder Agreement to any Person holding any shares of the capital stock of the Corporation.

ARTICLE XIV

DEFINITIONS

Defined terms in this Certificate, and in the Appendices and Annexes to this Certificate, which may be identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them in Appendix A. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Certificate and the Appendices and Annexes hereto.

IN WITNESS WHEREOF, the undersigned hereby swears that the facts herein stated are true, this 17 day of April, 2013.

/s/ Peter Harrington

Certificate of Incorporation of EVERTEC, Inc.

Appendix A

In this Appendix, and in this Certificate and the Annexes hereto, the following terms shall have the meanings assigned below, and the terms listed in the chart below shall have the meanings assigned to them in the Section of this Certificate set forth opposite of such term.

Term:	Section:
Board	Section 4.2
Bylaws	Section 5.1
Certificate	Preamble
Common Stock	Section 4.1
Competitive Opportunity	Section 7.1
Corporation	ARTICLE I
General Corporations Law	Preamble
indemnitee	Section 8.2(a)
Preferred Stock	Section 4.1
Preferred Stock Designation	Section 4.2
proceeding	Section 8.2(a)
Secondary Indemnitors	Section 8.2(e)
Stockholder Rights Plan	ARTICLE IX

“Adoption Agreement” means an Adoption Agreement in the form attached as Exhibit A to the Stockholder Agreement.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, such Person. Notwithstanding the foregoing, (i) with respect to Apollo, the term “Affiliate” shall (x) include any investment fund with respect to which Apollo Global Management LLC or its Controlled Affiliates (including its and their respective successors) are the sole, or if not sole, primary investment managers and, subject to clause (y) below, each of their Subsidiaries and (y) not include portfolio companies of Apollo Global Management LLC or its Controlled Affiliates and, (ii) with respect to Popular (to the extent that at the time of determination it is engaged in a private equity or similar business), the term “Affiliate” shall not include portfolio companies of Popular or its Controlled Affiliates.

“Apollo” means AP Carib Holdings, Ltd., an exempted company organized under the laws of the Cayman Islands.

“Assignment in Part” has the meaning ascribed to such term in Section 10 of the Stockholder Agreement.

“Assignment in Whole” has the meaning ascribed to such term in Section 10 of the Stockholder Agreement.

“beneficially owned”, “beneficial ownership” and similar phrases have the same meanings as such terms have under Rule 13d-3 (or any successor rule then in effect) under the Exchange Act, except that in calculating the beneficial ownership of any stockholder, such stockholder shall be deemed to have beneficial ownership of all securities that such stockholder has the right to acquire, whether such right is currently exercisable or is exercisable upon the occurrence of a subsequent event. Notwithstanding the foregoing, no stockholder shall be deemed to beneficially own any Common Stock beneficially owned by another Person who is not a Controlled Affiliate of such stockholder’s Ultimate Parent Entity (disregarding solely for the purposes of determining Common Stock beneficially owned by such Person (i) application of this sentence to any Common Stock that has been Transferred (other than in the form of a pledge, hypothecation or similar grant of a security interest only and which shall not involve the grant of a proxy or other right with respect to the voting of such Common Stock) to such Person in compliance with this Agreement and (ii) any Group Common Stock with respect to such Person), including without limitation, another Principal Stockholder, Partial Rights Transferee or other stockholder, in each case, that is not a Controlled Affiliate of such stockholder’s Ultimate Parent Entity.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or San Juan, Puerto Rico are authorized or obligated by Law or executive order to close.

“Change of Control” means, with respect to any Person, any:

(i) merger, consolidation or other business combination of such Person (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of such Person’s consolidated business at that time) or any successor or other entity holding all or substantially all the assets of such Person and its Subsidiaries that results in the stockholders of such Person (or such Subsidiary or Subsidiaries) or any successor or other entity holding all or substantially all the assets of such Person and its Subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or a series of related transactions (or, in the case of the Corporation, the Principal Stockholders and the Controlled Affiliates of their respective Ultimate Parent Entities), holding, directly or indirectly, less than 50% of the voting power of such Person (or such Subsidiary or Subsidiaries) or any successor, other entity or the surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions, provided that for the purpose of the second sentence of Section 3(c) of the Stockholder Agreement, this clause (i) shall not be deemed applicable to any merger, consolidation or other business combination, if, as a result of any such merger, consolidation or other business combination, no Person or Group of Persons shall have obtained “control” of Popular, as such term is defined under the Bank Holding Company Act of 1956;

(ii) Transfer (other than in the form of a pledge, hypothecation or similar grant of a security interest only and which shall not involve the grant of a proxy or other right with respect to the voting of such equity), in one or a series of related transactions, of equity representing 50% or more of the voting power of such Person (or any Subsidiary or Subsidiaries of such Person that alone or together represent all or substantially all of such Person’s consolidated business at that time) or any successor or other entity holding all or substantially all the assets of such Person and its Subsidiaries to a Person or Group of Persons (other than, in the case of the Corporation, a Transfer of such equity to Apollo’s Ultimate Parent Entity or any of its Controlled Affiliates or Popular or any of its Controlled Affiliates);

(iii) transaction in which a majority of the board of directors or equivalent governing body of such Person (or any successor or other entity holding all or substantially all the assets of such Person and its Subsidiaries) immediately following or as a proximate cause of such transaction is comprised of persons who were not members of the board of directors or equivalent governing body of such Person (or such successor or other entity) immediately prior to such transaction (or, in the case of the Corporation, are not designees of Apollo or Popular (or their respective Affiliates)) except, with respect to the Corporation, (X) resulting from the compliance, at the time of the Initial Public Offering, with the listing requirements, listed company manual or similar rules or regulations of the securities exchange on which the Corporation’s equity securities will be listed pursuant to its Initial Public Offering, (Y) if a majority of the Board is not “independent” under the rules of the applicable securities exchange on the date following such Initial Public Offering upon which the Corporation first ceases to be a “controlled company” (or similar status) under the rules and regulations of such exchange, resulting from compliance with the rules and regulations of such exchange that first apply upon the Corporation ceasing to be a “controlled company” (or similar status) or (Z) the loss of directors pursuant to Section 2 of the Stockholder Agreement that does not result in another Person or Group of Persons having the right or ability to appoint a majority of the Board as a result of such transaction; provided, that, for the avoidance of doubt, this clause (Z) shall only apply to the resignation and initial replacement of such directors and not to any subsequent replacement of such directors (whether in connection with another transaction or otherwise); or

(iv) sale or other disposition in one or a series of related transactions of all or substantially all of the assets of such Person and its Subsidiaries (or any successor or other entity holding all or substantially all the assets of such Person and its Subsidiaries).

“Complete Rights Transferee” means (i) any Person to whom Apollo or Popular, as the case may be, (A) Transfers 80% or more of the Common Stock held by it and its Affiliates as of the date of September 30, 2010 and (B) has made or is making an Assignment in Whole and (ii) any Person to whom a Complete Rights Transferee (A) Transfers 100% of the Common Stock acquired by such Complete Rights Transferee in connection with an Assignment in Whole pursuant to which such Complete Rights Transferee became a Complete Rights Transferee and (B) has made or is making an Assignment in Whole; provided, that, in each case, such Transferee (x) has acquired such Common Stock in one or more Transfers of Common Stock which are in compliance with the terms and conditions of the Stockholder Agreement, including the requirements set forth in Section 4 of the Stockholder Agreement and (y) has executed and delivered an Adoption Agreement to each party to the Stockholder Agreement.

“Control,” and its correlative meanings, “Controlling” and “Controlled,” means the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Director” means a member of the Board.

“Encumbrances” means any direct or indirect encumbrances, lien, pledge, security interest, claim, charges, option, right of first refusal or offer, mortgage, deed of trust, easement or any other restriction or third-party right, including restrictions on the right to vote equity interests.

“ERISA” means the Employee Retirement Income Security Act, as amended.

“Government Entity” means any federal, national, supranational, state, provincial, Commonwealth, local or foreign or similar government, governmental subdivision, regulatory or administrative body or other governmental or quasi-governmental agency, tribunal, commission, court, judicial or arbitral body or other entity with competent jurisdiction.

“Group Common Stock” means any Common Stock beneficially owned by a Person solely as a result of the Stockholder Agreement and, for the avoidance of doubt, that have not been Transferred to such Person’s Ultimate Parent Entity or any of its Controlled Affiliates.

“Group of Persons” means a group of Persons that would constitute a “group” as determined pursuant to Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

“Holders” mean the holders of Common Stock who are parties to the Stockholder Agreement.

“Indebtedness” and its correlative meaning, “Indebted,” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money and (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar debt instruments.

“Initial Public Offering” means the consummation of an initial underwritten public offering of Common Stock pursuant to an effective registration statement filed by the Corporation with the Securities and Exchange Commission (other than on Forms S-4 or S-8 or successors to such forms) under the Securities Act.

“Initial Requesting Holder” has the meaning ascribed to such term in Section 5(a) of the Stockholder Agreement.

“Law” means any federal, national, supranational, state, provincial, Commonwealth of Puerto Rico, local or foreign or similar law, statute, ordinance, rule, regulation, code, order, writ, judgment, injunction, directive, guideline or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization (including, for the sake of clarity, any policy statement or interpretation that has the force of law with respect to any of the foregoing, and including common law).

“Management Director” means a Director of the Corporation that is also the individual holding the office of Chief Executive Officer of the Corporation from time to time.

“Management Holder” means Holders who are employed by, or serve as consultants or directors, to the Corporation or any of its Subsidiaries; provided, that, in no event shall Apollo, Popular or any of their respective Affiliates be deemed a Management Holder.

“Non-Controlled Public Entity” means a Person that has equity securities listed on a national stock exchange and which the Affiliates of such Person do not beneficially own securities representing the majority of the voting power to elect the members of the board of directors or other governing body of such Person.

“Partial Rights Transferee” means (i) any Person to whom a Principal Stockholder (A) Transfers 20% or more of the Common Stock held by Apollo or Popular as of the date of this Agreement and (B) has made or is making an Assignment in Part and, except as set forth in Section 10(d) to the Stockholder Agreement, solely to the extent of such Assignment in Part and (ii) any Person to whom a Partial Rights Transferee (A) Transfers 100% of the Common Stock acquired by such Partial Rights Transferee in connection with the Assignment in Part pursuant to which such Partial Rights Transferee became a Partial Rights Transferee and (B) has made or is making an Assignment in Part of all rights assigned to such Partial Rights Transferee and, except as set forth in Section 10(d) to the Stockholder Agreement, solely to the extent of such Assignment in Part; provided, that, in each case, (x) such Transferee (1) has acquired such Common Stock in one or more Transfers of Common Stock that are in compliance with the terms and conditions of this Agreement, including the requirements set forth in Section 4 of the Stockholder Agreement and (2) has agreed in writing to comply with the terms and conditions of this Agreement applicable to Partial Rights Transferees, (y) in the case of an Assignment in Part by a Principal Stockholder involving the assignment of a 5% Board Right or 10% Board Right (in each case as defined in the Stockholder Agreement), such Principal Stockholder shall not make such Assignment in Part unless it and such Transferee have agreed (and set forth such agreement in the Adoption Agreement entered into in connection with such Transfer) whether the Director(s) nominated by such Principal Stockholder or such Transferee shall resign from the Board in the event such Principal Stockholder loses its right under Section 2 to the Stockholder Agreement to nominate one or more Directors and (z) in the case of an Assignment in Part by a Partial Rights Transferee, such Partial Rights Transferee shall not make such Assignment in Part until such Transferee has agreed (and set forth such agreement in the Adoption Agreement entered into in connection with such Transfer) to be bound by the agreement in respect of the resignation of Directors set forth in clause (y) above between such Partial Rights Transferee and the Principal Stockholder who made the initial Assignment in Part giving rise to such rights.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

“Popular” means Popular, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico.

“Principal Stockholder” means Apollo, Popular and each of their respective Complete Rights Transferees.

“Proportionate Percentage” means, with respect to any Person at the time of an event, a fraction (expressed as a percentage), the numerator of which is the total number of outstanding shares of Common Stock beneficially owned by such Person’s Ultimate Parent Entity or any of its Controlled Affiliates, in each case at such time, and the denominator of which is the total number of outstanding shares of Common Stock at such time.

“Securities Act” means the Securities Act of 1933, as amended.

“Self-Regulatory Organization” means the FINRA, the American Stock Exchange, the National Futures Association, the Chicago Board of Trade, the NYSE, any national securities exchange (as defined in the Exchange Act), any other securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

“SPV Affiliate” means, with respect to any Principal Stockholder, any Controlled Affiliate of such Principal Stockholder’s Ultimate Parent Entity whose direct or indirect interest in the Common Stock constitutes more than 30% (by value) of the equity securities portfolio of such Controlled Affiliate.

“Stockholder Agreement” means that certain Stockholder Agreement, dated as of April 17, 2012, by and among the Corporation, Apollo, Popular, EVERTEC Intermediate Holdings, LLC (f.k.a. Carib Holdings, Inc.) and the Holders, as amended on March 27, 2013, as it may be further amended or supplemented from time to time.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the total voting power or equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of Directors, managers, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

“Transfer” means any direct or indirect sale, assignment, transfer, conveyance, gift, bequest by will or under intestacy laws, pledge, hypothecation or other Encumbrance, or any other disposition, of the stated security (or any interest therein or right thereto, including the issuance of any total return swap or other derivative whose economic value is primarily based upon the value of the stated security) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the stated security (or any interest therein) whatsoever, or any other transfer of beneficial ownership of the stated security, with or without consideration and whether voluntarily or involuntarily (including by operation of law). Notwithstanding anything to the contrary set forth in the Stockholder Agreement, (i) each of (x) a Transfer of equity interests of Popular and (y) a Change of Control of Popular shall be deemed not to constitute a Transfer of any Common Stock beneficially owned by Popular; (ii) each of (x) a Transfer of equity interests of Apollo’s Ultimate Parent Entity or any of its Controlled Affiliates that is not an SPV Affiliate and (y) a Change of Control of Apollo’s Ultimate Parent Entity or any of its Controlled Affiliates that is not an SPV Affiliate shall be deemed not to constitute a Transfer of any Common Stock beneficially owned by Apollo’s Ultimate Parent Entity or such Controlled Affiliate, as applicable; and (iii) each of (x) a Transfer of equity interests of any Complete Rights Transferee’s Ultimate Parent Company or any of its Controlled Affiliates that is not an SPV Affiliate and (y) a Change of Control of any Complete Rights Transferee’s Ultimate Parent Company or any of its Controlled Affiliates that is not an SPV Affiliate shall be deemed not to constitute a Transfer of any Common Shares beneficially owned by such Complete Rights Transferee’s Ultimate Parent Company or such Controlled Affiliate, as applicable; provided, that, for the avoidance of doubt, subject to clause (i) above, any Change of Control of an SPV Affiliate shall be deemed to constitute a Transfer of the Common Stock beneficially owned by such SPV Affiliate.

“Transferee” means any Person to whom a stockholder has transferred Common Stock pursuant to a Transfer.

“Ultimate Parent Entity” means (i) with respect to Apollo, Apollo Global Management LLC and its successors, (ii) with respect to Popular, Popular and its successors and (iii) with respect to any other stockholder, (x) the Person which (A)(i) Controls such stockholder or (ii) if no Person Controls such stockholder, the beneficial owner of a majority of the voting power of such stockholder and (B) is not itself Controlled by any other Person that is an Ultimate Parent Entity of such stockholder or (y) if no such Person exists, the stockholder; provided, that, with respect to determining an Ultimate Parent Entity (i) the Control of any entity by a natural person shall be disregarded and (ii) the Control of any Non-Controlled Public Entity by any Person shall be disregarded.